Exhibit 99.1

ICN ANNOUNCES PROPOSED $250 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING

COSTA MESA, Calif., Jul 2, 2001 /PRNewswire/ -- ICN Pharmaceuticals, Inc. (NYSE: ICN), a research-focused global pharmaceutical company, announced today, subject to market and other conditions, it intends to make a private offering of $250 million aggregate principal amount of Convertible Subordinated notes due 2008, with an over-allotment option to issue $50 million of notes.

ICN Pharmaceuticals intends to use the net proceeds from the sale of the notes for redemption of certain debt obligations, general corporate purposes, including potential future acquisitions. Refinancing of ICN's existing debt is required for ICN's previously announced restructuring plan.

The notes will be convertible into common stock of ICN Pharmaceuticals. Upon spin off of Ribapharm Inc., converting noteholders would, after the spin-off, receive ICN Pharmaceuticals common stock and the number of shares of Ribapharm common stock the noteholders would have received had the notes been converted. Ribapharm Inc. will comprise ICN's U.S. research and development activities and ribavirin royalty.

The notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, a limited number of institutional investors accredited within the meaning of Rule 501 (a) (1), (2), (3) or
(7) under the Securities Act of 1933, and to non-U.S. purchasers in offshore transactions in accordance with Regulation S under the Securities Act.

The securities being offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, 10-K/A, form 10-Qs and Form 8-Ks on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for ICN's products and the impact of competitive products and pricing.

ICN is an innovative, research-focused global pharmaceutical company that manufactures markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including anti-virals, dermatology and oncology.

For further information please contact investors, Joe Schepers, 212-754-4422; or media, Peter Murphy, 714-545-0100, ext. 3213, both for ICN
Pharmaceuticals, Inc.

SOURCE ICN Pharmaceuticals, Inc.
CONTACT:   investors, Joe Schepers, 212-754-4422; or media, Peter Murphy,
      714-545-0100, ext. 3213, both for ICN Pharmaceuticals, Inc.